Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

August 1, 2016

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, NJ 08057

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Destination Maternity Corporation, a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale by the Company, as an employment inducement award to David Stern in connection with his employment by the Company as its Chief Financial Officer, of up to 112,178 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), comprised of (i) 15,569 shares of Common Stock underlying a grant of restricted shares of Common Stock (the “Restricted Shares”) granted pursuant to a Restricted Stock Award Agreement, effective August 1, 2016, between Mr. Stern and the Company (the “Restricted Stock Award”), (ii) 73,255 shares of Common Stock that may be issued from time to time by the Company upon the exercise of stock options (the “Option Shares”) granted to Mr. Stern pursuant to a Non-Qualified Stock Option Award Agreement, effective August 1, 2016, between Mr. Stern and the Company (the “Stock Option Award”) and (iii) 23,354 shares of Common Stock underlying a grant of performance-based restricted stock units (the “PBRSU Shares”) granted to Mr. Stern pursuant to a Restricted Stock Unit Award Agreement, effective August 1, 2016, between Mr. Stern and the Company (the “Restricted Stock Unit Award”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the Restricted Stock Award, the Stock Option Award, the Restricted Stock Unit Award, the resolutions of the Company’s Board of Directors and Compensation Committee approving each of the Restricted Stock Award, the Stock Option Award and the Restricted Stock Unit Award (collectively, the “Resolutions”) and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2.	The issuance of the Restricted Shares has been duly authorized and the Restricted Shares are validly issued, fully paid and nonassessable.

3.

The issuance of the Option Shares has been duly authorized and, when and if issued and delivered against payment therefor and otherwise in the manner described in the Resolutions, the Registration Statement and the Stock Option Award, as applicable, the Option Shares will be (assuming that upon any such issuance the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Amended and Restated Certificate of Incorporation then in effect), validly issued, fully paid and nonassessable.

4.	The issuance of the PBRSU Shares has been duly authorized and, when and if issued and delivered in the manner described in the Resolutions, the Registration Statement and the Restricted Stock Unit Award, as applicable, the PBRSU Shares will be (assuming that upon any such issuance the total number of shares of PBRSU Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Amended and Restated Certificate of Incorporation then in effect), validly issued, fully paid and nonassessable.

Our opinion is limited to the Delaware General Corporation Law and the federal securities laws, each as in effect as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

/s/ Pepper Hamilton LLP
PEPPER HAMILTON LLP